EXHIBIT 11

                           GLENAYRE TECHNOLOGIES, INC.

                    Computation of Earnings Per Common Share

                    (in thousands, except per share amounts)

                                   (Unaudited)




                                               Three Months Ended March 31,
                                                   1997      1996

        Net income ...............................  $13,446   $17,076
                                                   ========   =======

        Primary Earnings Per Share:

        Weighted average shares outstanding
           during the period ...................     60,159    60,392
        Common stock  equivalents ..............      1,744     3,336
                                                    -------    ------
                                                     61,903    63,728
                                                    =======   =======
         Net income per share...................    $   .22   $   .27
                                                     =======   =======

        Fully Diluted Earnings Per Share:
                                                     60,159    60,392
        Weighted average shares outstanding
          during the period ......................    1,743     3,343
                                                    -------   -------
        Common stock equivalents.................    61,902    63,735
                                                    =======   =======
        Net income per share                        $   .22   $   .27
                                                    =======   =======
